Exhibit 5.1

Marc Wetherhill
Corporate Counsel

17 November 2005

PartnerRe Ltd.
96 Pitts Bay Road
Pembroke HM 08
Bermuda

Ladies and Gentlemen:

Registration Statement on Form S-8

     I am the Corporate Counsel for PartnerRe Ltd., a company incorporated under the laws of Bermuda (“PartnerRe”), in connection with the filing by PartnerRe with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”) with respect to a total of 2,500,000 of PartnerRe’s common shares (the “Common Shares”) to be issued pursuant to the terms of the PartnerRe Ltd. 2005 Employee Equity Plan (the “Plan”).

     For the purposes of this opinion I have examined and relied upon the documents listed in the Schedule to this opinion (the “Documents”).

     Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.

     In stating my opinion I have reviewed such documents and have relied upon originals or certified copies of such documents as I have deemed relevant and necessary as a basis for such opinion, and I have not attempted independently to verify or establish the factual matters set forth in such documents.

Opinion

     Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to me, I am of the opinion that:

1.	PartnerRe is an exempted company incorporated with limited liability, validly organized and existing and in good standing under the laws of Bermuda.

2.	When duly issued pursuant to the Board Resolutions and the Plan all necessary action required to be taken by PartnerRe pursuant to Bermuda law will have been taken by or on behalf of PartnerRe and all the necessary authorizations and approvals of Governmental authorities in Bermuda have been duly obtained for the issue by PartnerRe of the Common Shares.

3.	When duly issued and paid for in accordance with the Board Resolutions and the Plan, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of PartnerRe.

4.	There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Common Shares.

Reservations

I have the following reservations:

(a)	I express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means that PartnerRe has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of PartnerRe and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of PartnerRe after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute the share capital of, or otherwise to pay money to PartnerRe.

Disclosure

     This opinion is addressed to you in connection with the filing by PartnerRe of the Registration Statement with the United States Securities and Exchange Commission. I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

     This opinion speaks as of its date and is strictly limited to the matters stated herein and I assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Marc Wetherhill

Marc Wetherhill

SCHEDULE

1.	A copy of the Registration Statement dated 17 November 2005.

2.	The Certificate of Incorporation, Memorandum of Association and Bye-Laws of PartnerRe.

3.	A copy of the Certificate of Compliance from the Registrar of Companies dated 18 October 2005.

4.	A copy of the permission dated 28 October 1996 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for issue of PartnerRe’s Common Shares.

5.	The 2005 Employee Equity Plan.

6.	Extract of the Minutes of the Annual General Meeting of the Shareholders of PartnerRe held on 10 May 2005 certified by Secretary’s Certificate dated 16 November 2005 (the “Shareholder Resolutions”).